Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Fourth Quarter and Full Year 2010

~ Provides 2011 Outlook ~

~ Announces Quarterly Cash Dividend ~

Centennial, CO – February 23, 2011 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.3% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the fiscal fourth quarter and fiscal year ended December 30, 2010.

Total revenue for the fourth quarter 2010 declined 0.4% to $118.1 million from $118.6 million for the comparable quarter last year. Advertising revenue for the fourth quarter 2010 was $103.8 million, an increase of 0.6% compared to $103.2 million for the comparable quarter last year. Fathom Events revenue decreased 6.5% to $14.3 million in the fourth quarter of 2010 compared to $15.3 million for the comparable quarter last year. National advertising inventory utilization for the quarter was 114.3% versus 103.9% in the comparable period in 2009, versus a total sell-out level of 127% due to the ability to oversell base inventory levels. Cost per thousand (or CPM) national advertising rates increased 5.8% in the quarter versus the comparable quarter last year. Adjusted OIBDA increased 0.5% to $65.6 million for the fourth quarter 2010 from $65.3 million for the comparable quarter last year. Adjusted OIBDA as a percentage of total revenue increased to 55.5% in the current quarter from 55.1% in the fourth quarter of 2009.

For the year ended December 30, 2010, total revenue grew 12.3% to $427.5 million compared to $380.7 million for the 2009 period. Advertising revenue for the year ended December 30, 2010 was $379.4 million, an increase of 13.2% compared to $335.1 million for the 2009 period. Fathom Events revenue increased 5.5% to $48.0 million for the year ended December 30, 2010 compared to $45.5 for the 2009 period. National advertising inventory utilization for the year ended December 30, 2010 increased to 101.5% from 87.5% in 2009. CPM national advertising rates increased 5.7% for the year ended December 30, 2010 compared to the 2009 period. Adjusted OIBDA for the year ended December 30, 2010 increased 17.5% to $222.4 million as compared to $189.3 million for the year ended December 31, 2009. Adjusted OIBDA as a percentage of total revenue increased to 52.0% for the year ended December 30, 2010 from 49.7% for the year ended December 31, 2009.

Net income for the fourth quarter of 2010 was $11.6 million, or $0.22 per diluted share compared to $11.2 million or $0.26 per diluted share for the fourth quarter of 2009, which was a decrease of 15.4% per diluted share. Net income for the year ended December 30, 2010 was $29.2 million, or $0.62 per diluted share, compared to net income of $26.1 million for the year ended December 31, 2009, or $0.62 per diluted share. Changes to net income and EPS for both the fourth quarter and full year 2010 are impacted by a non-cash change in the fair value of an interest rate swap agreement and additional non-cash stock-based compensation amounts.

The Company announced today that its Board of Directors has authorized the Company’s fourth quarter cash dividend of $0.20 per share of common stock. The dividend will be paid on March 24, 2011, to stockholders of record on March 10, 2011. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

“Our record 2010 revenue and OIBDA reflects the strength of our business model and the hard work of our management team and staff,” said Kurt Hall NCM’s Chairman and CEO. “While our fourth quarter growth slowed, it capped a year that exceeded our expectations and once again out-paced the broader media marketplace.”

Mr. Hall concluded, “The fourth quarter 18% and 2010 20% increase in advertising revenue per theatre attendee (excluding beverage revenue), demonstrates the fact that our growth is not closely tied to the ebbs and flows of the theatrical box office. While the box-office is expected to recover with several 3D tent-pole films this summer, we expect our 2011 growth will primarily be driven by the continued expansion of our digital network impression base, digital cinema upgrades that will provide 3D capabilities for both our advertising and Fathom businesses and the continued broadening of our advertising client base, all of which will make us more competitive with television and other national media networks.”

Supplemental Information

The payments made by Regal associated with Consolidated Theatres payments were $1.2 million, $1.2 million, $3.9 million and $3.2 million for the quarter ended December 30, 2010, the quarter ended December 31, 2009, the year ended December 30, 2010 and the year ended December 31, 2009, respectively. The final AMC Loews integration payment was $0.1 million for the six months ended July 2, 2009 and was recorded directly to equity, while the Regal payments were recorded as a reduction of an intangible asset.

2011 Outlook

For the first quarter of 2011, the Company expects total revenue to be in the range of $69 million to $72 million, compared to the total revenue for the first quarter of 2010 of $84.6 million and Adjusted OIBDA to be in the range of $21 million to $23 million, compared to the Adjusted OIBDA for the first quarter of 2010 of $32.5 million.

For the full year 2011, the Company expects total revenue to be in the range of $465 million to $475 million, compared to the total revenue for the full year 2010 of $427.5 million and Adjusted OIBDA to be in the range of $240 million to $250 million, compared to the Adjusted OIBDA for the full year 2010 of $222.4 million.

This outlook for the first quarter and fiscal 2011 does not reflect any potential make-goods being generated.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties Wednesday, February 23, 2011 at 5:00 P.M. Eastern time. The live call can be accessed by dialing (877) 407-0784 or for international participants (201) 689-8560. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, March 9, 2011, by dialing (877) 870-5176 or for international participants (858) 384-5517, and conference ID 367660.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 170 Designated Market Areas® (49 of the top 50) and includes approximately 17,300 screens (16,000 digital). During 2010, over 675 million patrons attended movies shown in theaters currently included in NCM’s network (including Consolidated Theatres, Rave Cinemas and RC Theatres). The NCM Fathom Events broadcast network is comprised of over 600 locations in 162 Designated Market Areas® (all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 43 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.3% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Statements of Operations

Unaudited

($ in millions, except per share data)

	Quarter Ended December 30, 2010	Quarter Ended December 31, 2009	Year Ended December 30, 2010	Year Ended December 31, 2009
REVENUE:
Advertising (including beverage revenue from founding members of $8.7, $9.4, $37.2 and $36.3 million, respectively)	$103.8	$103.2	$379.4	$335.1
Fathom Events	14.3	15.3	48.0	45.5
Other	—	0.1	0.1	0.1

Total	118.1	118.6	427.5	380.7

OPERATING EXPENSES:
Advertising operating costs	5.7	6.1	21.7	20.0
Fathom Events operating costs (including costs to founding members of $2.0, $2.1, $7.3, and $6.7 million, respectively)	9.7	9.9	32.4	29.1
Network costs	5.4	4.7	20.0	18.6
Theatre access fees—founding members	12.7	13.6	52.6	52.7
Selling and marketing costs	15.2	13.4	57.9	50.2
Administrative and other costs	11.1	6.9	34.5	26.3
Depreciation and amortization	4.5	4.2	17.8	15.6

Total	64.3	58.8	236.9	212.5

OPERATING INCOME	53.8	59.8	190.6	168.2

Interest Expense and Other, Net:
Borrowings	11.1	11.6	44.4	47.1
Change in derivative fair value	(4.1)	(3.0)	5.3	(7.0)
Accretion of interest on the discounted income taxes payable to founding members	4.4	2.5	14.5	11.8
Interest Income and other	(0.1)	(0.4)	(0.2)	(2.4)

Total	11.3	10.7	64.0	49.5

INCOME BEFORE INCOME TAXES	42.5	49.1	126.6	118.7

Provision for Income Taxes	6.6	8.1	16.8	16.6
Equity loss from investment, net	—	0.4	0.7	0.8

CONSOLIDATED NET INCOME	35.9	40.6	109.1	101.3
Less: Net Income Attributable to Noncontrolling Interests	24.3	29.4	79.9	75.2

NET INCOME ATTRIBUTABLE TO NCM, INC.	$11.6	$11.2	$29.2	$26.1

EARNINGS PER SHARE:
Basic	$0.22	$0.26	$0.63	$0.62
Diluted	$0.22	$0.26	$0.62	$0.62

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	December 30, 2010	December 31, 2009
Cash and cash equivalents	$74.4	$91.1
Receivables, net	100.7	89.3
Property and equipment, net	19.8	23.7
Total Assets	854.5	628.2
Borrowings	775.0	799.0
Total equity/(deficit)	(318.4)	(493.1)
Total Liabilities and Equity/(Deficit)	854.5	628.2

NATIONAL CINEMEDIA, INC. (Historical)

Operating Data

Unaudited

	Quarter and Year Ended December 30,	Quarter and Year Ended December 31,
	2010	2009
Total Screens at Period End (1) (6)	17,302	16,803

Founding Member Screens at Period End (2) (6)	14,997	14,401

Total Digital Screens at Period End (3)	16,003	15,413

	Quarter Ended December 30,	Quarter Ended December 31,	Year Ended December 30,	Year Ended December 31,
	2010	2009	2010	2009
Total Attendance for Period (4) (6) (in millions)	147.3	171.7	637.4	667.2

Founding Member Attendance for Period (5) (6) (in millions)	131.4	151.3	564.3	584.4

Capital Expenditures (in millions)	$3.6	$2.9	$10.4	$8.6

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes Star Theatres (a subsidiary of AMC Loews) for all periods prior to April 2, 2009. Excludes Consolidated Theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee and per share data)

	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	December 30,	December 31,	December 30,	December 31,
	2010	2009	2010	2009
Advertising Revenue	$103.8	$103.2	$379.4	$335.1
Total Revenue	118.1	118.6	427.5	380.7
Operating Income	53.8	59.8	190.6	168.2

Total Attendance (1)	147.3	171.7	637.4	667.2
Advertising Revenue / Attendee	$0.70	$0.60	$0.60	$0.50

OIBDA	$58.3	$64.0	$208.4	$183.8
Adjusted OIBDA	65.6	65.3	222.4	189.3
Adjusted OIBDA Margin	55.5%	55.1%	52.0%	49.7%

Earnings (Loss) Per Share – Basic	$0.22	$0.26	$0.63	$0.62
Earnings (Loss) Per Share – Diluted	$0.22	$0.26	$0.62	$0.62

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes Star Theatres (a subsidiary of AMC Loews) attendance for all periods prior to April 2009. Excludes Consolidated Theatres attendance for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited ($ in millions)

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA share based payment costs and deferred stock compensation. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	December 30,	December 31,	December 30,	December 31,
	2010	2009	2010	2009
Operating income	$53.8	$59.8	$190.6	$168.2
Depreciation and amortization	4.5	4.2	17.8	15.6

OIBDA	58.3	64.0	208.4	183.8
Share-based compensation costs (1)	7.3	1.3	14.0	5.5

Adjusted OIBDA	$65.6	$65.3	$222.4	$189.3

Total Revenue	$118.1	$118.6	$427.5	$380.7

Adjusted OIBDA margin	55.5%	55.1%	52.0%	49.7%

Adjusted OIBDA	$65.6	$65.3	$222.4	$189.3
AMC Loews /Consolidated Theatres Payments	1.2	1.2	3.9	3.3

Adjusted OIBDA after AMC Loews/Consolidated Theatres Payments	$66.8	$66.5	$226.3	$192.6

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending March 31, 2011		Year Ending December 29, 2011
	Low	High	Low	High
Operating Income	$12.0	$13.6	$201.5	$211.1
Depreciation and amortization	5.5	5.7	23.6	23.8

OIBDA	17.5	19.3	225.1	234.9
Share-based compensation costs (1)	3.5	3.7	14.9	15.1

Adjusted OIBDA	$21.0	$23.0	$240.0	$250.0

Total Revenue	$69.0	$72.0	$465.0	$475.0

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.